EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-161220, 333-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626 and 333-113153) and Form S-8 (Nos. 333-23933, 333-65894, 333-91337, 333-97965 and 333-118338) of Authentidate Holding Corp. of our report dated October 13, 2010, with respect to the audits of the consolidated financial statements of Authentidate Holding Corp., and subsidiaries which is included in the Annual Report on Form 10-K for the year ended June 30, 2010.

We also consent to the reference to our firm in the Registration Statements on Form S-3 under the caption “Experts”.

/s/ EisnerAmper LLP

New York, New York

October 13, 2010